Three Rivers Adds Territory of Ireland to Samaritan’s Exclusive Licensing Agreement to Market Amphocil in Greece and Cyprus

•	Amphocil Successfully Launched In Greece

LAS VEGAS, October 11, 2007 (PRIME NEWSWIRE) — Samaritan Pharmaceuticals, Inc. (AMEX:LIV - News), a developer of innovative life saving drugs announced today it has signed an exclusive licensing and distribution agreement with Three Rivers Pharmaceuticals, LLC for fungal infection drug Amphocil to add the territory of Ireland. Currently, Samaritan has the marketing rights for Amphocil in Greece and Cyprus and has successfully registered and obtained a price increase for Amphocil in Greece.

Amphocil (amphotericin B cholesteryl sulfate), an injection, is indicated for the treatment of invasive aspergillosis, a fungal infection that occurs in immuno-compromised patients.

Dr. Janet Greeson of Samaritan stated, “We are making great strides in making Samaritan a revenue company. The niche territories of Greece and Eastern Europe are often overlooked although together the territories account for 300 million people so we see it as an opportunity. Getting an already approved US or European drug launched in our targeted territories, takes a special expertise and long term relationships. We are fortunate to have built relationships in Ireland through Pharmaplaz, Ireland and we are extremely fortunate to have Dr. Christos Dakas, as our European Director, who has built a long list of credible relationships in Greece and Eastern Europe. We give Dr. Dakas and Eugene Boyle a lot of credit for their persistence in trying to make Samaritan self sustaining in the future.”

Visit List of In-licensed Products:
http://www.samaritanpharma.com/marketed_products.asp

Three Rivers Pharmaceuticals®:
Established in 2000, Three Rivers Pharmaceuticals devotes its efforts and resources to developing, manufacturing, and marketing pharmaceutical therapies, which are indicated for diseases/medical conditions requiring specialized treatment. Currently, Three Rivers Pharmaceuticals markets prescription drugs in both the U.S. and internationally, in the therapeutic categories of antiviral and antifungal agents. The company has continued to expand its product line into the branded market with the acquisition of AMPHOTEC®/AMPHOCIL® in May of 2005. This product is currently being marketed in over 40 countries worldwide.

Samaritan Pharmaceuticals: ``Transforming Today’s Science Into Tomorrow’s Cures...’’
Samaritan Pharmaceuticals is an entrepreneurial biopharmaceutical company that concentrates its efforts toward commercializing new innovative therapeutic products. Samaritan has partnered its Phase II infectious disease drug SP-01A, an oral HIV viral-entry inhibitor, to Pharmaplaz, Ireland. Additionally, its Alzheimer’s drug Caprospinol, with the potential to restore memory loss in Alzheimer’s disease patients, has been issued an IND by the FDA. Samaritan has several drugs in nonclinical studies preparing for IND development; it is evaluating the use of SP-1000 for Hypersholestolemia patients and the use of SP-10T1 as an ``oral treatment’’ for Hepatitis-C. In addition, Samaritan has acquired the marketing and sales rights to sell eleven revenue-generating products in various Eastern European countries.

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Disclaimer
The company disclaims any information created by an outside party and endorses only information communicated by its press releases, filings, and Website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-Q filed August 13, 2007. The company undertakes no duty to update forward-looking statements.

Contact:

Samaritan Pharmaceuticals, Inc.

Richard Brown, Investor Relations

(702) 735-7001

RichardBrown@SamaritanPharma.com

Kristi Eads, Business Development

(702) 735-7001

KristiEads@SamaritanPharma.com